RECIPROCAL SERVICE AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into this _____(the "Execution Date")

Between

____________________________________________________________

with offices at

(Hereafter " The Company")

And

Internet Gold - Golden Lines Ltd with offices at

Alexander Yanai 1, Petack Tikva,

Israel

(Hereafter "IG")

1.	THE SERVICE

Each party to this Agreement (hereinafter: “Party”) agrees to endeavor to arrange for the termination of telephony traffic sent from the other Party (hereinafter: the “Service”), on the terms and conditions stated in this Agreement, inclusive of all annexes.

2.	DEFINITIONS

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Parties”, means IG and the Company collectively.

“Customer”, means the party that purchases the service or/and services.

“Provider” or “Providing Party”, means the party that provides the service/s.

“Agreement”, means this Agreement, and any such variations, modifications, amendments or additions, as the Parties may agree in writing from time to time to vary, modify, amend or supplement this Agreement.

3.	DURATION

This Agreement, provided it appears to be signed by both Parties, shall be effective as of the date entered above and shall remain in force for a period of 1 year. The Agreement will be automatically renewed for additional periods of 1 year each.

4.	PRICING

4.1.
Annex A shall set out the termination rates due to IG for each minute sent from Company to IG for termination and or transfer by IG. Annex B shall set out the termination rates due to Company for each minute sent from IG to Company for termination and or transfer by Company.

4.2.
Each Party may, at its sole discretion and at any time, change the applicable rates due to it, and/or the destinations to which it offers the Service, upon 7 (seven) days prior written notice to the other Party, and Annex A or Annex B, as relevant, shall thereby be deemed amended in accordance with such notice. Calls shall be billed in 1 (one) second increments as of the 1st second, unless stated otherwise in the Annex. The US dollar shall be used to quote and settle all amounts.

4.3.
The parties reserve the right to change the tariffs. In case of tariffs reduction, the provider may notify the Customer seven (7) working days prior. In all other cases, the provider shall notify the Customer not less than seven (7) working days prior to the estimated effective date for new tariffs. The provider will make changed tariffs and terms and conditions available to the Customer by any communication means specified in item 15 of this Agreement. The Customer further understands and agrees that such charges may be adjusted to the extent mandated by any regulatory authority to which the provider is subject. If the tariff or price is raised, the Customer shall have the right to terminate this agreement upon giving seven (7) days notice in writing.

6. PROVISION OF INFORMATION

Each Party will promptly provide the other Party (free of charge) with all information and co-operation which the other Party may reasonably require from time to time to enable it to proceed without interruption with the performance of its obligations under this Agreement, and to comply with any applicable regulatory or legal obligations.

7.	INVOICING AND PAYMENT

7.1
Each Party receiving traffic from the other shall provide the other Party, each fifteen (15) days, an invoice detailing, at the minimum, the following information: per each destination - sub-total number of minutes received and terminated during the relevant service period and the applicable rate per minute and the sub-total charges for each destination, the total number of minutes terminated during the relevant service period and the total charges due to the receiving Party for the relevant service period.

7.2	All payments for the services provided shall be made as follows:

a)	The provider will send to the Customer by e-mail an invoice of the Services provided within the period

b)	The Customer shall pay for the Services provided not later than fifteen (15) calendar days following receipt of the invoice.

c)
The Customer shall make the payment to the provider’s bank account, detailed on the invoice, and shall send to the provider, by facsimile, a copy of the payment order with an appropriate mark of the Customer’s bank certifying the payment has been effected.

d)	When effecting payments against the provider’s invoices, the Customer shall make reference to the relevant provider invoice number in its bank payment order.

e)	The invoices will be in US $ dollars and shall be paid by the Customer in US $ dollars.

f)	The date of payment by the Customer against the provider invoices includes the day of money deposited into the provider’s bank account.

7.3
Each Party shall pay at its country of residence any applicable taxes, fees, duties, levies and other similar charges (and any related interest and penalties) relating to the sale, transfer of ownership, installation, license, use or provision of the service (“Government Charges”).

7.4
In the event that either Party disputes the amount of any invoice delivered by the other Party under this Agreement, that Party (“the disputing party”) shall use its reasonable endeavors to issue a notice in writing (such writing is hereinafter called a “Bill Dispute Notice”) setting out its objection to the disputed invoice within thirty (30) days of receipt of the said invoice or Service Credit request. Such notice shall contain the following information: date and number of disputed invoice; amount in dispute; reason for dispute; and supporting documentation as appropriate.

7.5
Following service of a Bill Dispute Notice, the Parties shall use reasonable endeavors to resolve the dispute within thirty (30) days of the receipt by the Receiving Party of the Bill Dispute Notice. While investigating such dispute, each party will provide the other party CDR (call detail records) for all the service period. The CDR's must include the following information: Time of the call, Calling party number (A number), Called party number (B number), originating IP address, terminating IP address, tech-prefix (if applicable), duration (in seconds).

7.6
In the absence of resolution of the dispute within sixty (60) days, either Party may exercise its rights under this agreement, provided however that the Party disputing the invoice or payment of Service Credits shall still be responsible to pay the undisputed amount due under such invoice. Any disputed amount that is less than one and half percent (1.5%) of the total amount of the relevant invoice shall not be considered as a legit dispute.

7.7	Each Party reserves the right to set off any sums owing under this Agreement against any sums due and owing by the other Party under this Agreement or otherwise.

7.8
The Receiving Party shall not be excused from its obligations to pay the Providing Party for the Services invoiced pursuant to this Agreement based on a claim that fraudulent calls comprise, or may comprise, a portion of the invoiced Services. In no case shall fraudulent calls form the basis for disputing an invoice pursuant to this Agreement.

8	TERMINATION

8.1
Without derogating from the aforesaid, this Agreement may be terminated by either Party, for cause or for convenience, upon 30 (thirty) days prior written notice. Rights pursuant to this Agreement that have accrued in favor of either Party prior to the termination of this Agreement shall survive such termination. The obligation to confidentiality, as defined below, shall in all events survive termination of this Agreement for 2 (two) years after such termination.

8.2	Without prejudice to its other rights, either Party may terminate this Agreement, or any one or more of the Services, on giving written notice to the other Party, taking immediate effect, if:

(a)
Receiver or administrative receiver or insolvency administrator is appointed of any of the other Party's assets or undertaking, or a resolution or petition to wind up the other Party is passed or presented and not dismissed within 90 days (otherwise than for the purpose of reconstruction or amalgamation), or if any circumstances arise which entitle the court or a creditor to appoint a receiver, administrative receiver or insolvency administrator or to make a winding up order (or equivalent in the other Party’s country of establishment);

(b)	Party commits a material breach of this Agreement including a, and if the breach is capable of remedy, fails to remedy the breach within thirty (30) days of a written notice so to do.

(c)	The other party commits a material breach of any applicable legislation or any legal authorization of either party to provide the Services is revoked or terminated and is not immediately reinstated.

(d)
Termination or expiry of this Agreement shall not be deemed a waiver of any term or condition of this Agreement and shall be without prejudice to a Party’s rights, liabilities, or obligations that have accrued prior to such termination or expiry.

8.3	On termination of this Agreement, or any of the Services, all outstanding Charges under the Agreement or in respect of the relevant Service, shall become payable immediately.

8.4	Upon termination of the Agreement, or any of the Services for any reason, each Party shall forthwith cease to supply and use the relevant Services respectively:

(a)
Return confidential information, other than such confidential information that must be retained in order to satisfy statutory, regulatory, or reasonable business requirements (such as, but not limited to, resolving customer billing enquiries);

(b)
Where applicable, permit or procure permission for the other Party to gain access to its premises during its normal working hours for the purpose of removing any equipment supplied by that other Party in relation to the relevant Services (provided that Party seeking access has paid all amounts due by it under this Agreement).

(c)
Termination or expiry of this Agreement shall not affect the accrued rights of the Parties at the date of termination or expiry or affect those obligations of a continuing nature which shall continue to apply, including, without limitation, the provisions for indemnification, confidentiality and the obligation to make payments, notwithstanding the termination or expiry of this Agreement for any reason whatsoever.

9.  SUSPENSION OF SERVICES

9.1
The Providing Party may at its sole discretion suspend immediately the provision of any one or more of the Services until further notice on notifying the Receiving Party either orally (confirming such notification in writing) or in writing if:

(a)	The Providing Party is entitled to terminate the Agreement for the Receiving Party’s breach; or

(b)	The Providing Party is instructed or requested to do so by a competent government, an emergency services organisation, or regulatory, interception or other competent authority; or

(c)
The Providing Party believes on reasonable grounds that the continued supply of the Services could breach any applicable law, order or regulation, or cause damage to its Network, or but shall begin to provide the Services again after the cause for which the suspension of the Service has been remedied if possible.

9.2	Any suspension of Services shall not affect the Providing Party’s right to subsequently terminate the Agreement.

10 WARRANTY/LIMITATION OF LIABILITY

10.1
The Providing Party shall provide the Services using reasonable care and skill Except as expressly provided in this Agreement or to the extent required by law, the Providing Party makes no other warranty and shall have no other obligation, duty or liability whatsoever in contract, tort or otherwise to the Receiving Party or the Receiving Party’s Associated Companies.

10.2
Neither party makes any warranty, express or implied, with respect to the transmission services provided hereunder nor each party expressly disclaims any warranty of merchantability, description or fitness for any purpose or function. Neither party shall be liable to the other or to any third party for or in connection with any loss or damage sustained by reason of any failure in or breakdown of the telecommunications facilities used in providing the services under this agreement or for any interruption of such services or delay in the installation, provision or restoration of such services (all of the foregoing, individually and collectively, a “telecommunications error”), whatsoever may be the cause of such telecommunications error, and however long it may last. Without limiting the foregoing, neither party shall be liable for special, consequential, exemplary or incidental damages arising from performance or breach of this agreement.

10.3	Each Party on a non-exclusive basis provides the Service. In addition, neither Party is obligated hereunder to send a minimum of, or any traffic to the other.

11.CONFIDENTIALITY

11.1
Each Party undertakes to the other that it shall keep, and shall procure that its directors, officers and employees as appropriate shall keep secret and confidential and shall not use, copy, adapt, alter or part with possession of or disclose to any other person any information or material of a technical or business nature relating in any manner to the affairs, business, products or services of the other which may be received or obtained in connection with or incidental to the performance of this Agreement, including but not limited to the contents and existence of this Agreement, specifications, records, customer information, data, computer programs, drawing, schematics, know-how, notes, models, reports and samples provided that written information shall be clearly marked as confidential or proprietary and oral information shall be confirmed in writing as confidential or proprietary within thirty (30) days of disclosure (“Confidential Information”).

The receiving Party shall not be prevented from using or disclosing any Confidential Information:

11.2	which the other Party indicates is not treated by it as confidential; or

11.3
Was already proven to be known to the receiving party at the time that it is disclosed to the receiving party, subject to the receiving party demonstrating this pre-existing knowledge to the disclosing party’s reasonable satisfaction promptly following the disclosure; or

11.4	To the extent it is in or comes into the public domain otherwise than through the default or negligence of the receiving Party; or

11.5	Which it is required to disclose to a court, arbitrator, regulatory, interception or other competent authority, recognised stock exchange or government; or

11.6	Which comes into the receiving Party’s possession from a third party without any breach by that third party of any obligation of confidentiality to any person; or

11.7
A disclosure of Confidential Information necessary to comply with any applicable law regulation, valid court order or orders of any applicable governmental or regulatory authorities or agencies. Provided that the Party disclosing the Confidential Information shall notify the other promptly of any such law, regulation or order and shall request confidential treatment of such information by the third party to which it is disclosed.

11.8
On termination of this Agreement for whatever reason, the receiving Party shall return to the disclosing Party all copies of Confidential Information of the other, which it has in its possession. The duties to return or destroy data will not apply to data that must be retained if required by any regulatory or governmental authority.

11.9
The Parties agree to use the Confidential Information received from the other party only for the purpose of this Project and apply security and disclosure standards in relation to the Confidential Information which are the same as the standards that they apply to their own most commercially sensitive information with access limited to such of receiving Party’s employees who need to know such information. In particular, but without limitation, the Parties agree that they shall only disclose the Confidential Information to its shareholders, directors, officers and employees on a need to know basis provided however the receiving Party shall remain liable for any unauthorized disclosure of the Confidential Information by such person or entity above mentioned.

11.10	The provision of Confidential Information to a Party under this Agreement does not:

A:	constitute or imply the granting of any rights under copyright, patent, trade mark, database or any other intellectual property right; or

B:	represent in any way that the Confidential Information supplied is accurate, complete or can in any way be relied upon for any purpose other than the for purposes of the Project; or

C:	construe as an agreement, commitment, promise or representation by either party to do business with the other or to do anything except as set out specifically in this Agreement.

12. NO AGENCY

Neither Party is authorized to act as an agent for, or legal representative of, the other Party and neither Party shall have the authority to assume or create any obligation on behalf of, in the name of, or binding upon the other Party.

13.NO THIRD PARTY BENEFICIARIES

This Agreement does not expressly or implicitly provide any third Party (including but not limited to end users and intermediate providers) with any remedy, claim, liability, and reimbursement, cause of action or other right or privilege.

14. NON-WAIVER

The failure of a Party to enforce any right under this Agreement at any particular point in time shall not constitute a continuing waiver of any such right with respect to the remaining term of this Agreement, or the waiver of any other right under this Agreement.

15. MODIFICATION

The Agreement may only be modified if such modification is in writing and signed by a duly authorized representative of each Party.

16.SEVERABILITY

If any portion of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in effect and the Parties shall immediately begin negotiations to replace any invalid or unenforceable portions that are essential parts of this Agreement.

17. FORCE MAJEURE

The Parties’ obligations under this Agreement are subject to, and neither Party shall be liable for delays, failures to perform, damages, losses or destruction, or malfunction of any equipment or any consequence thereof caused or occasioned by, or due to fire, flood, water, the elements, labor disputes or shortages (except for labor disputes or shortages relative to each of the Parties), utility curtailments, power failures, explosions, civil disturbances, governmental actions, shortages of equipment for supplies, unavailability of transportation, acts or omissions of third Parties, or any other cause beyond the Party’s reasonable control.

18. USE OF MARKS

Nothing in this Agreement creates in a Party any rights in the other Party’s trade names, trademarks or service marks or any other intellectual property. Either Party may use the other Party’s trade names, trademarks, or service marks only to the extent such use is not prohibited by this Agreement and is otherwise permitted by law. In no event shall either Party use or display, in advertising or otherwise, any of other Party’s logos, trade dress, trade devices or other indicia of origin, or any confusingly similar logos, trade dress, trade device or indicia of origin. Either Party shall not conduct business under any of the other Party corporate or trade name, trademark, service mark, logo, trade dress, trade device, indicia of origin or other symbol that serve to identify and distinguish other Party from its competitors, or under any confusingly similar corporate or trade name, trademark, service mark, Logo, trade dress, trade device, indicia of origin or other symbol. Either Party shall not indicate or imply to any other third Party that the Party is affiliated with the other Party, that the Party is authorized by the other Party to sell or provide service to them, that the Party is providing (or will provide) service to such third Party jointly or in collaboration or partnership with the other Party, or as agent of the other Party, or that service provided by the Party or another carrier is provided by the other Party. Except to the limited extent (if any) as may be required under law, neither Party nor an intermediate provider shall indicate or imply to any existing or potential end user (or intermediate provider) that any portion of the service provided to the end user (or intermediate provider) by the Party or the intermediate provider is provided by the other Party or is carried over the other Party’s network or facilities.

19. AUTHORIZATION AND REGULATIONS

Each of the Parties represents to the other that it has all requisite legal power and authority to enter into this Agreement and to perform its obligations hereunder. The delivery and continued provisioning of the Service are subject to the obtainment and continuance of all necessary consents, licenses and approvals.

Each of the Parties shall be responsible to comply with all applicable laws and regulatory requirements with respect to the Service. Each Party will maintain all required licenses and authorizations in its country of residence for the use or resale of the Service.

20. ASSIGNMENT

Both Parties shall not assign this Agreement and/or any right and/or obligation hereunder without the other Party’s prior written consent, and any attempt to make assignment in violation of this provision shall be null and void. Notwithstanding the foregoing, either Party may assign this Agreement to any entity controlled by, under the same control as, or controlling said Party without the consent of the other Party, however that the assigning party shall notify the other party prior to such assignment.

21. NO PARTNERSHIP

Nothing in this Agreement shall be construed as creating a partnership between the Parties or as constituting either Party as the agent of the other Party for any purpose whatsoever and neither Party shall have the authority or power to bind the other Party or to contract in the name of or create a liability against the other Party in any way or for any purpose. Either Party shall not indicate or imply to any other third Party that the Party is affiliated with the other Party, that the Party is authorized by the other Party to sell or provide service to them, that the Party is providing (or will provide) service to such third Party jointly or in collaboration or partnership with the other Party, or as agent of the other Party, or that service provided by the Party or another carrier is provided by the other Party. Except to the limited extent (if any) as may be required under law, neither Party nor an intermediate provider shall indicate or imply to any existing or potential end user (or intermediate provider) that any portion of the service provided to the end user (or intermediate provider) by the Party or the intermediate provider is provided by the other Party or is carried over the other Party’s network or facilities

22. GOVERNING LAW

This Agreement shall be interpreted in accordance with the laws of the state of Israel, excluding its conflict of laws rules. All disputes in connection with this Agreement that cannot be settled amicably shall be referred exclusively to the by the competent courts of Tel Aviv, Israel, to whose jurisdiction the Parties hereby consent.

23. AMENDMENT

This Agreement may be amended only by a written document signed by both Parties. The foregoing shall not derogate from either Party’s right to unilaterally change its termination rates and/or destinations (Annexes A, B), as described above

24. NOTICES

Any notice to be given under this Agreement shall be in English, in writing, and shall be deemed to have been served immediately - if delivered by hand, on the expiry of 7 days after being sent by registered post or on the expiry of 24 hours after successful transmission by fax, which is evidenced by an automated successful transmission receipt. Unless either Party notifies the other of an updated address, notices shall be given to the following addresses:

IF TO: Internet Gold - Golden Lines ltd:
•	Fax: +972-3-9399832
•	E-MAIL:

IF TO: Fax: +______________
•	E-MAIL:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives:

____________________	____________________
VGTel, Inc.	Internet Gold - Golden Lines ltd
By:___/s/Ron Kallus	By:/s/ Eli Holtzman_______________
Name: Ron Kallus	Name: Eli Holtzman
Title:CEO	Title: CEO

____________________
Internet Gold - Golden Lines ltd
By: _________________
Name: Doron Turgeman
Title: CFO

ANNEX A - LIST OF SERVICES PROVIDED AND TARIFFS

1.	SERVICES
Company hereby undertakes to deliver telecommunications traffic to the destinations and at the price per minute for each destination as listed in TABLE - A.

2.	RATES
a)	The rates defined in Table-A.
b)	All rates are in US.
c)	The rates in Table-A refer to one minute.

3.	BILLING
a)  Calls will be billed at a minimum of one (1) second.
b)  One (1) second increments.

TABLE - A

Country	Area Codes	Tariff

This SCHEDULE is made of this _______________________.

Internet Gold     Company

_____/S/ Eli Holtzman, CEO     /s/ Ron Kallus, CEO

NAME & POSITION    NAME & POSITION

ANNEX B - LIST OF SERVICES PROVIDED AND TARIFFS

1.	SERVICES
Internet Gold hereby undertakes to deliver telecommunications traffic from company to the destinations and at the price per minute for each destination as listed in TABLE - B.

2.	RATES
a)	The rates defined in Table-A below.
b)	All rates are in US dollars.
c)	The rates in Table-A refer to one minute.
d)	FOB: connection point to Internet Gold Network:

4.	BILLING
a)	Calls will be billed at a minimum of one (1) second.
b)	One (1) second increments.

TABLE - B

Destination	Area Code	Tariff
Israel Fix	-	-
Israel Mobile	-	-

This SCHEDULE is made of this _______________________.

Internet Gold     Comapny

__/s/ Eli Holtzman   Ron Kallus

NAME & POSITION    NAME & POSITION

ANNEX C -TECHNICAL SUPPORT DETAILS

1. TECHNICAL SUPPORT COMMUNICATION INFORMATION - TECHNICAL

Internet Gold

Technical manager:  Yossi Ben-Hagai

Cellular:   +972-54-5399737

Tel:    +972-3-9399737

Fax:    ______________________________

E-mail:   b.yossi@zahav.net.il

Company

Technical manager:  Ron Kallus

Cellular:   +

Tel:    +

Fax:    ______________________________

E-mail: